                    PRECISION CASTPARTS CORP.

                     4600 S.E. Harney Drive
                   Portland, Oregon 97206-0898

                  _____________________________

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         AUGUST 3, 1994

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Precision Castparts Corp. (Company) will be held in the Intermediate Theater of the Portland Center for the Performing Arts, 1111 SW Broadway, Portland, Oregon, on Wednesday, August 3, 1994, at 2:00 p.m., Pacific Time, for the following purposes:

  (1) to elect three directors to serve terms of three years and one director to serve a term of one year;

  (2)    to approve the Company's 1994 Stock Incentive Plan;

  (3) to ratify the appointment of Price Waterhouse as auditors of the Company for the fiscal year ending April 2, 1995; and

  (4) to transact any other business that properly comes before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on June 3, 1994 are entitled to notice of and to vote at the meeting. The meeting is subject to adjournment from time to time as the shareholders present in person or by proxy may determine.

  All shareholders are invited to attend the meeting in person.

  Whether or not you plan to attend the meeting, please promptly sign and return the accompanying form of proxy in the enclosed return envelope.

                                 By Order of the Board of
                                  Directors

                                 Roy M. Marvin
                                 Secretary

Portland, Oregon
June 20, 1994
                    PRECISION CASTPARTS CORP.

                     4600 S.E. Harney Drive
                   Portland, Oregon 97206-0898

         _______________________________________________

                         PROXY STATEMENT

         _______________________________________________

  A proxy in the accompanying form is solicited by the Board of Directors of Precision Castparts Corp. (Company) for use at the 1994 Annual Meeting of Shareholders to be held in the Intermediate Theater of the Portland Center for the Performing Arts, 1111 SW Broadway, Portland, Oregon, on Wednesday, August 3, 1994, at 2:00 p.m., Pacific Time, or at any adjournment thereof. The approximate date on which this proxy statement and the accompanying proxy form are first being sent to shareholders is June 20, 1994.

  The power of the proxy holders will be suspended if the person executing the proxy is present at the meeting and elects to vote in person. Any proxy may be revoked prior to its exercise upon written notice to the Secretary of the Company. The shares represented by each valid, unrevoked proxy will be voted in accordance with the instructions specified in the proxy, if given. If a signed proxy is returned without instructions, it will be voted for the nominees for director, for the approval of the proposals presented and in accordance with the recommendations of management on any other business that may properly come before the meeting or matters incident to the conduct of the meeting.


          VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

  The Company's outstanding voting securities at the close of business on June 3, 1994 consisted of 13,165,580 shares of common stock, without par value (Common Stock), each of which is entitled to one vote on all matters to be presented at the meeting. Only shareholders of record at the close of business on June 3, 1994 are entitled to notice of and to vote at the meeting or any adjournment thereof. The Common Stock does not have cumulative voting rights.

  The following table shows information about each person known to the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock on May 2, 1994.

    Name and Address
           of                        Number of     Percent
    Beneficial Owner                Shares Owned   of Class
_________________________________________________________________
State Farm Mutual Automobile        1,287,400(1)      9.8
  Insurance Company
  One State Farm Plaza
  Bloomington, IL 61710
Edward H. Cooley                      863,226(2)      6.6
  4600 S.E. Harney Drive
  Portland, OR 97206-0898
<F/n>
____________
(1)  Based on information supplied by the shareholder.

(2)  Includes 32,500 shares owned by Mrs. Cooley as of May 2,
     1994, as to which Mr. Cooley disclaims beneficial ownership.


  The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company's Common Stock by each director and director nominee, by the Chief Executive Officer and each of the other four most highly compensated executive officers; and by all directors and executive officers of the Company as a group, as of May 2, 1994.

                                     Number of    Percent of
                       Name            Shares       Class
_________________________________________________________________
     Edward H. Cooley                 863,226(1)      6.6
     Mark Donegan                      11,262(2)        *
     Don C. Frisbee                     6,650(3)        *
     Howard W. Hill                     9,500(4)        *
     William D. Larsson                24,507(5)        *
     Carroll M. Martenson              10,500(6)        *
     Roy M. Marvin                     55,218(7)        *
     William C. McCormick             120,007(8)        *
     Kenneth H. Pierce                 26,449(9)        *
     Steven G. Rothmeier                1,000           *
     Dwight A. Sangrey                  1,600(10)       *
     Harry C. Stonecipher               3,250(11)       *
     Peter G. Waite                    70,635(12)       *
     All directors and executive
       officers as a group          1,203,808(13)     9.1

__________
 *  Less than 1 percent

(1)  Includes 32,500 shares owned by Mrs. Cooley as of May 2,
     1994, as to which Mr. Cooley disclaims beneficial ownership.

(2) Includes 11,266 shares subject to options that are exercisable or become exercisable by Mr. Donegan within 60 days after May 2, 1994.

(3) Shares held jointly with Mrs. Frisbee; includes 4,500 shares subject to options that are exercisable or become exercisable by Mr. Frisbee within 60 days after May 2, 1994.

(4)  Includes 5,000 shares held in the Hill Family Trust and
     4,500 shares subject to options that are exercisable or become exercisable by Mr. Hill within 60 days after May 2, 1994.

(5) Includes 23,339 shares subject to options that are exercisable or become exercisable by Mr. Larsson within 60 days after May 2, 1994.

(6)  Includes 6,000 shares held jointly with Mrs. Martenson;
     includes 4,500 shares subject to options that are exercisable or become exercisable by Mr. Martenson within 60 days after May 2, 1994.

(7)  Includes 27,548 shares held jointly with Mrs. Marvin;
     includes 27,670 shares subject to options that are exercisable or become exercisable by Mr. Marvin within 60 days after May 2, 1994.

(8) Includes 84,762 shares subject to options that are exercisable or become exercisable by Mr. McCormick within 60 days after May 2, 1994.

(9) Includes 4,500 shares subject to options that are exercisable or become exercisable by Mr. Pierce within 60 days after May 2, 1994.

(10) Includes 1,500 shares subject to options that are exercisable or become exercisable by Mr. Sangrey within 60 days after May 2, 1994.

(11) Includes 250 shares subject to options that are exercisable or become exercisable by Mr. Stonecipher within 60 days after May 2, 1994.

(12) Includes 10,000 shares owned by Mrs. Waite and 5,000 shares owned by children of Mr. Waite. Includes 54,244 shares subject to options that are exercisable or become exercisable by Mr. Waite within 60 days after May 2, 1994.

(13) Includes 221,031 shares subject to options that are exercisable within 60 days after May 2, 1994.

                             Page 2

                PROPOSAL 1: ELECTION OF DIRECTORS

  Pursuant to the Company's Bylaws, the Board of Directors is divided into three classes, and the term of office of one class expires each year. The terms of three directors, Edward H. Cooley, William C. McCormick and Dwight A. Sangrey, expire in 1994. These three positions on the Board of Directors will be filled at the annual meeting. In addition, in February 1994, the Board of Directors appointed Steven G. Rothmeier to fill a newly created director position in the class with a term of office expiring at the 1995 Annual Meeting. Mr. Rothmeier is nominated for election at the 1994 Annual Meeting for the remaining one-year term of such class. If any of the nominees for director becomes unavailable for election for any reason (none being currently known), the proxy holders will have discretionary authority to vote pursuant to the proxy for a suitable substitute or substitutes.

  The following table briefly describes the Company's nominees for director and the directors whose terms will continue. Except as otherwise noted, each has held his principal occupation for at least five years.

Name, Age, Principal Occupation               Director    Term
  and Other Directorships                      Since    Expires
_________________________________________________________________

                  Nominees
Edward H. Cooley -71                            1956      1994
  Until October 1993, Chairman of the Board and until
  August 1991, Chief Executive Officer of the Company;
  President of Hillsboro Helicopters, Inc., a flight
  training and service company

William C. McCormick -60                        1986      1994
  President and Chief Executive Officer of the
  Company since August 1991; from 1985-91,
  President and Chief Operating Officer of the
  Company

Steven G. Rothmeier -47                         1994      1994
  Chairman and Chief Executive officer of Great
  Northern Capital, a private investment and
  merchant banking firm; Chairman of the Board of
  Alliant Techsystems, Inc.; Director of
  Honeywell, Inc., Metropolitan Financial Corp-
  oration, E.W. Blanch Holdings, Inc., and Depart-
  ment 56, Inc.

Dwight A. Sangrey -54                           1990      1994
  President and Chief Executive Officer of
  Oregon Graduate Institute of Science &
  Technology; Director of Northwest Natural Gas Company

       Directors Whose Terms Continue

Don C. Frisbee -70                              1983      1995
  Retired Chairman of the Board and, until
  January 1989, Chief Executive Officer
  of PacifiCorp, diversified utility; Director
  of Weyerhaeuser Company, First Interstate
  Bank of Oregon, N.A. and First Interstate
  Bancorp

Carroll M. Martenson -72                        1983      1995
  Retired Chairman of the Board and, until
  March 1989, Chief Executive Officer of Esterline
  Technologies Corporation, manufacturer of
  factory automation equipment and aerospace
  components

Harry C. Stonecipher -58                        1992      1995
  Chairman of the Board of the Company since
  October 1993; President and Chief Executive Officer
  and, since August 1991, Chairman of the Board
  of Sundstrand Corporation, a manufacturer of
  systems and components for aerospace and industrial
  applications; formerly Executive Vice President, and
  then President and Chief Operating officer, of
  Sundstrand Corporation; Director of Cincinnati
  Milacron, Inc. and Lukens, Inc.
                             Page 3


Name, Age, Principal Occupation               Director    Term
  and Other Directorships                      Since    Expires
_________________________________________________________________

       Directors Whose Terms Continue
Howard W. Hill -67                              1983      1996
  Chairman of the Board of Directors of Zero
  Corporation, manufacturer of enclosures for
  the electronics and computer industries

Roy M. Marvin -63                               1967      1996
  Vice President Administration and Secretary
  of the Company

Kenneth H. Pierce -70                           1956      1996
  Retired Chairman of the Board of Instromedix,
  Inc., manufacturer of medical electronic
  equipment; President and Director of Instromedix,
  Inc. from 1980 to 1991

  In fiscal 1994, the Company's Board of Directors met seven times. The Company's directors, other than full-time employees, were paid $15,000 per year plus $1,500 for each Board meeting attended in person and $750 for each committee meeting attended in person. During the period Mr. Cooley served as Chairman of the Board he was paid a $20,000 annual fee with respect to his service as Chairman under the terms of an agreement with him. This agreement terminated upon Mr. Cooley's retirement as Chairman in October 1993. In consideration for his services as Chairman, Mr. Stonecipher will receive a grant of 2,000 shares of common stock at the date of the Company's Annual Meeting each year. Each director attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees of which he was a member, except Mr. Martenson, who attended 67 percent of such meetings.

  Any director who is not an employee of the Company and has not, within two years, been an employee of the Company (Nonemployee Director) is eligible to receive options under the 1987 Nonemployee Directors' Option Plan (Directors' Plan). The option price for all options granted under the Directors' Plan is the fair market value of the Common Stock on the date the option is granted. On the date of each annual meeting of shareholders, each new Nonemployee Director is automatically granted an option to purchase 1,000 shares of Common Stock at the time of his or her initial election to the Board. Each Nonemployee Director who is reelected at such meeting or who continues in office, serving a term for which such director was previously elected, is also automatically granted an option to purchase 1,000 shares of Common Stock. Messrs. Frisbee, Hill, Martenson, Pierce, Sangrey and Stonecipher each were automatically granted an option for 1,000 shares of Common Stock at an exercise price of $23.00 per share on the date of the 1993 Annual Meeting of Shareholders. All options have a 10-year term from the date of grant. Each option becomes exercisable for 25 percent of the number of shares covered by the option at the end of each of the first four years of the option term. Options may be exercised only while the optionee is a director of the Company, within one month after the date the optionee terminates service as a director or within one year after the optionee's death, disability or retirement under the Company's policy requiring retirement of directors. Options become fully exercisable upon normal retirement or in the event a director resigns or is removed within 12 months of a change in control of the Company.

  The Board of Directors has five standing committees. The Compensation Committee makes recommendations to the Board of Directors concerning officers' compensation and the granting of stock options. See "Report of the Compensation Committee on Executive Compensation" below. Its members are Messrs. Frisbee, Martenson, Rothmeier and Stonecipher. The Nominating Committee makes recommendations to the Board of Directors concerning nominees to the Board of Directors. Its members are Messrs. Cooley, Pierce, Sangrey and Stonecipher. The Executive Committee has authority to exercise the power of the Board of Directors, with certain exceptions, between meetings of the Board of Directors. Its members are Messrs. Cooley, Frisbee, Hill, Martenson, McCormick and Stonecipher. The Audit Committee meets with management, internal auditors and the Company's independent public accountants, who have access to the Audit Committee with
                             Page 4
and without the presence of management representatives. The Audit Committee is composed of Messrs. Hill, Pierce, Rothmeier and Sangrey. The Environmental Committee meets quarterly with the Company's Environmental Affairs Managers to monitor and advise on environmental matters concerning the Company. The Environmental Committee is composed of Messrs. Marvin and Sangrey. The Compensation Committee met two times separate from Board meetings, the Audit Committee met two times and the Environmental Committee met four times in fiscal 1994. The Nominating Committee and the Executive Committee did not hold meetings separate from Board meetings in fiscal 1994. Shareholders who wish to submit names to the Nominating Committee for consideration should do so in writing between May 19, 1995 and June 13, 1995, addressed to the Nominating Committee, c/o Corporate Secretary, Precision Castparts Corp., 4600 S.E. Harney Drive, Portland, Oregon 97206-0898, setting forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director,
(i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Company beneficially owned by the shareholder.

  Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present at the meeting.
Abstentions and broker non-votes will be treated as shares present and not voting.


Certain Transactions

  Upon Mr. Cooley's retirement as Chief Executive Officer of the Company in August 1991, the Company entered into a renewable consulting arrangement with Mr. Cooley pursuant to which he provided advice and counsel to the Company on matters including operations and special projects. This agreement was renewed through October 1993, when Mr. Cooley retired as Chairman of the Board, at which time the arrangement was terminated. Mr. Cooley's compensation under this arrangement was $8,333 per month, plus automobile usage and membership dues valued at $2,215 per month.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (Committee) is composed of four non-employee directors. Pursuant to authority delegated by the Board, the Committee initially determines the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company. Following such determination by the Committee, issues concerning officer compensation are submitted to the Board of Directors for approval. Directors who are also officers of the Company do not participate in this approval process. The Committee also is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies.

  The Company's compensation policies for officers (including the named executive officers) are designed to fairly compensate the Company's executives and to provide incentive for the executives to manage the Company's business effectively for the benefit of its shareholders. To assist the Compensation Committee and the Board of Directors in achieving those ends, the Company retains the services of an independent consultant with special expertise in compensation matters, to assist in the design and monitoring of compensation arrangements that are fair and competitive for the executives and consistent with the objectives of the shareholders.

  The key objectives of the Company's executive compensation policies are to attract and retain key executives who are
                             Page 5
important to the long-term success of the Company, and to provide incentive for these executives to achieve high levels of job performance and enhancement of shareholder value. The Company seeks to achieve these objectives by paying its executives a competitive level of base compensation for companies of similar size and industry and by providing its executives an opportunity for further reward for outstanding performance in both the short and the long term. It is the current policy of the Committee to set base salaries conservatively and to emphasize opportunities for performance-based rewards through annual cash bonuses and stock options.

  Section 162(m) of the Internal Revenue Code of 1986, as adopted in 1993, limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. The levels of salary and bonus paid by the Company do not exceed this limit. Under proposed regulations, the $1,000,000 cap on deductibility will not apply to compensation received through the exercise of a nonqualified stock option that meets certain requirements. Option exercise compensation is equal to the excess of the market price at the time of exercise over the option price and, unless limited by Section 162(m), is generally deductible by the Company. It is the Company's current policy generally to grant options that meet the requirements of the proposed regulations.


Executive Officer Compensation Program

  The Company's executive officer compensation program is comprised of three elements: base salary, annual cash bonus and long-term incentive compensation in the form of stock options.

  Salary. Base salary ranges for each of the Company's executive officers are established relative to companies of comparable size and to a comparator group which in 1994 consisted of fifteen companies (of which five were major business units of large, diversified companies) in the aerospace/defense and machinery/machine tool industries in which the Company competes for employees, as determined by surveys reported by the Company's compensation consultant. All of the companies included in the comparator group are part of the Dow Jones Aerospace and S&P Aerospace and Defense indices included in the Comparison of Five-Year Cumulative Total Return graph. In determining individual salaries within the established ranges, the Committee takes into account individual experience, job responsibility and individual performance during the prior year. The Committee does not assign a specific weight to each of these factors in establishing individual base salaries. Base salaries paid to the Company's executive officers in fiscal 1994 were moderately below the 50th percentile of the range of salaries of the comparator companies in the surveys considered by the Committee.

  Cash Bonus Plans. The purpose of the cash bonus component of the compensation program is to provide a direct financial incentive in the form of cash bonuses to executives and other employees to achieve predetermined Division and Company profit objectives. Profit objectives for each Division and for the Company as a whole are determined at the beginning of each fiscal year during the annual budgeting process and are approved by the Board of Directors. These profit objectives are established based upon competitive conditions and general economic circumstances then prevailing in the markets in which the Company does business. The Company currently has three cash bonus plans covering three different groups that include executive officers of the Company. For the fiscal year ended April 3, 1994, these plans were the Structurals Division bonus program, the Airfoils Division bonus program and the Corporate Officer bonus program. No executive officer participates in more than one bonus plan for any period of service.

  An executive officer's eligibility for a bonus generally depends upon achievement of the pre-determined profit objectives of the bonus plan in which the officer participates. The profit objectives are determined by the Compensation Committee to ensure appropriate return to shareholders before eligibility for a bonus arises. Target bonus amounts are established by the Committee for each executive officer at the beginning of each fiscal year, at a
                             Page 6
percentage of the executive officer's base salary. Bonus targets for executive officers in fiscal 1994 ranged from 80 percent to 100 percent of base salary. If the pre-determined profit goals are met, a preliminary bonus amount is calculated under the bonus plan formula. The final bonus amount paid to an eligible executive officer is determined by the Committee, which has discretion to increase or decrease the formula-derived figure within certain limits based upon its assessment of the individual's performance, and to pay special bonuses in extraordinary circumstances as judged by the Committee. Bonus awards for fiscal 1994 were formula-derived for participants in the Airfoils Division bonus program, and the Corporate Officer bonus program, and were not increased or decreased by the Committee under its discretionary power. The bonus award for the executive officer who participates in the Structurals Division bonus program was initially formula-derived, and then was increased under the discretionary power of the Committee upon a determination that the bonus formula applied to the Structurals Division in 1994 had not resulted in an appropriate reward for the performance by the executive officer in view of the challenges addressed by the Structurals Division in fiscal 1994.

  Stock Options. Under the Company's compensation policy, stock options are the primary vehicle for rewarding long-term achievement of Company goals. The objectives of the program are to align employee and shareholder long-term interests by creating a strong and direct link between compensation and increases in share value. Under the Company's Stock Incentive Plan (Plan), the Board of Directors or the Committee may grant options to purchase Common Stock of the Company to key employees of the Company and its subsidiaries. Approximately 120 persons, including all of the Company's executive officers, currently participate in the Plan. The Board of Directors makes annual grants of nonstatutory options to acquire the Company's Common Stock at an exercise price equal to the fair market value of the shares on the date of grant. The number of shares subject to option grants is determined by formula, on a basis intended to match the reward potential of the participant's current target bonus opportunity if the underlying share price doubles over the five-year period following the date of grant. Assuming a current stock price of $30, an employee with a target bonus of $50,000 would receive an option to purchase 1,667 shares ($50,000 divided by the $30 gain achieved by a doubling of stock value to $60). The options vest in 25 percent increments over the four-year period following grant. All nonstatutory stock options granted to date become fully exercisable upon a change in control of the Company.


Chief Executive Officer Compensation

  The Committee determined the Chief Executive Officer's compensation for fiscal 1994, with the final approval of the Board of Directors. The Chief Executive Officer's base salary was determined based upon a review of the salaries of chief executive officers for companies of comparable size and the comparator group of companies surveyed by the consultant, and upon a review of the Chief Executive Officer's performance. In keeping with the compensation policies described above, which emphasize both short-term and long-term performance rewards rather than base salary, the Chief Executive Officer's salary was set moderately below the median base salary of the comparator companies included in the survey reviewed by the Committee. The Chief Executive Officer's bonus for 1994 was determined under the Corporate Officer formula described under Cash Bonus Plans, above, based upon achievement of Company profit objectives for fiscal 1994, and was not increased or decreased under the Committee's discretionary powers. No special bonus was paid to the Chief Executive Officer in respect of fiscal 1994. Option grants were determined under the formula described under Stock Option Plan, above.

                                 Don C. Frisbee
                                 Carroll M. Martenson
                                 Steven G. Rothmeier
                                 Harry C. Stonecipher
                             Page 7

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

  The following line graph provides a comparison of the annual percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return of the S&P 500 Index and a peer group consisting of companies included in the S&P Aerospace Index. In addition, the graph includes a comparator group selected by the Company consisting of the public companies known to the Company to be primarily engaged in manufacturing unfinished components for the aerospace industry, as is the Company. The comparison assumes that $100 was invested on April 1, 1989 in the Company's Common Stock and in each of the foregoing indices, and in each case assumes the reinvestment of dividends.

     The following is a description of graphic material omitted from the current filing:

Graph Title:   PRECISION CASTPARTS CORP.
               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Type of Graph: Line Graph

X-Axis Information: Years from left to right 1989, 1990, 1991,
1992, 1993, 1994

Y-Axis Information: Dollars from bottom to top 0, 20, 40, 60, 80,
100, 120, 140, 160, 180, 200, 220.

Specific Data Points:

                     1989      1990      1991      1992      1993      1994
S&P 500               100       119       136       152       175       177
Aerospace Comparator
  Group               100        86        70        55        40        40
Dow Jones Aerospace
  and Defense         100       113       120       127       143       187
S&P Aerospace         100       112       121       128       145       189
Precision Castparts
  Corp.               100       111       140        97        81       120

[FN]
__________
(1) The S&P Aerospace Index is substituted for the Dow Jones Aerospace and Defense Index beginning with the 1994 Proxy Statement. Both indexes are presented for comparative purposes in this transitional year. The companies comprising these indices are substantially the same. Therefore, the trend lines for the two indices overlay one another due to substantially equivalent cumulative total return over the five-year period.

(2) The Aerospace Comparator Group was selected by the Company, and consists of Hexcel Corporation; Rohr, Inc.; Sequa Corporation; SPS Technologies, Inc.; and Wyman-Gordon Company. The Company believes these companies to be representative of public companies that are primarily manufacturers and suppliers of unfinished components for the aerospace industry, as is the Company. Performance information of the Aerospace Comparator Group is supplied on a voluntary basis and is in addition to required performance disclosure.
                             Page 8

                     EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth compensation paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during each of the last three fiscal years.

                                                     Long-Term
                                                    Compensation
                            Annual Compensation(1)     Awards
________________________________________________________________________________
                                                     Securities
                                                     Underlying       All Other
 Name and Principal Position Year   Salary Bonus(2) Options (3)    Compensation(4)
________________________________________________________________________________
William C. McCormick         1994 $328,542 $164,886     12,000         $3,721
  President and Chief        1993  315,000  110,000     18,129          2,160
  Executive Officer          1992  293,972  258,174      8,345          2,385

Peter G. Waite               1994  242,292  250,893      8,505              0
  Executive Vice             1993  235,000   89,300     11,482              0
  President-Airfoils         1992  225,783  232,253      5,741            644

Mark Donegan                 1994  173,042   85,996      5,143         61,984
  Executive Vice             1993  127,254   75,311      6,993              0
  President-Structurals (5)

William D. Larsson           1994  155,750   70,350      4,922            354
  Vice President and         1993  146,458   50,000      7,094            296
  Chief Financial Officer    1992  141,021  105,683      3,302            330

Roy M. Marvin                1994  143,666   57,682      4,328          1,292
  Vice President-            1993  136,459   50,000      6,216          1,067
  Administration and         1992  127,875   92,785      2,901          1,193
  Secretary

__________
(1)  Includes compensation deferred at the
     election of the executive officers
     under the Company's 401(k) Plan.
     Under the Company's 401(k) Plan,
     officers and other employees of the
     Company may elect to defer a
     percentage of their eligible
     compensation (such percentage to be
     selected by the participant from a
     range selected by the administrator
     of the Plan, but subject to
     limitations under the Internal
     Revenue Code). Amounts deferred by an
     employee are deposited by the Company
     in a trust to be invested for the
     employee's benefit pending
     distribution to the employee after
     termination of employment or upon in-
     service withdrawal at the request of
     the employee due to extraordinary
     hardship. The Company has not made
     any contributions under this Plan.

(2)  These amounts are cash awards under
     the bonus plans described under Cash
     Bonus Plans at page 6.

(3)  Represents shares of Common Stock
     issuable upon exercise of
     nonstatutory stock options granted
     under the Company's Stock Incentive
     Plan described under Stock Options at
     page 7.

(4)  Includes $61,852 reimbursed
     relocation expense for Mr. Donegan in
     1994. All other amounts for named
     executive officers represent term
     life insurance premiums paid by the
     Company.

(5)  Mr. Donegan became an executive
     officer of the Company on October 1,
     1992. The table does not include
     compensation paid by the Company or
     its subsidiaries during prior fiscal
     years.

                             Page 9

Stock Option Grants in Last Fiscal Year

  The following table provides information regarding stock options granted to certain executive officers in fiscal 1994.

                                    Individual Grants
                     ____________________________________________
                                                                   Potential Realizable
                                 Percent of                          Value at Assumed
                                   Total                             Annual Rates of
                     Number of    Options                              Stock Price
                     Securities  Granted to                          Appreciation for
                     Underlying  Employees  Exercise                 Option Term (2)
                      Options    in Fiscal   Price   Expiration     __________________
    Name            Granted (1)     Year   per Share    Date           5%        10%
_________________________________________________________________
______________________
William C. McCormick  12,000        7.8      $26.25   10/26/00      $128,237   $298,846
Peter G. Waite         8,505        5.6       26.25   10/26/00        90,888    211,807
Mark Donegan           5,143        3.4       26.25   10/26/00        54,960    128,080
William D. Larsson     4,922        3.2       26.25   10/26/00        52,598    122,577
Roy M. Marvin          4,328        2.8       26.25   10/26/00        46,251    107,784

__________

(1)  Options are granted at fair market
     value at the date of grant. Options
     become exercisable to the extent of
     25 percent of the shares one year
     after the date of grant and to the
     extent of 25 percent of the shares
     each year thereafter. Under the terms
     of the Company's Stock Incentive
     Plan, each of the options is subject
     to accelerated vesting in the event
     of a change in control of the
     Company. Each of the options is
     subject to early termination in the
     event of termination of employment.
     Each option terminates 12 months
     following death, disability or
     retirement at normal retirement age
     or bona fide early retirement, and
     six months after termination of
     employment for any other reason.

(2)  In accordance with rules of the
     Securities and Exchange Commission,
     these amounts are the hypothetical
     gains or "option spreads" that would
     exist for the respective options
     based on assumed rates of annual
     compound stock price appreciation of
     five percent and ten percent from the
     date the options were granted over
     the full option term.

Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.

  The following table indicates (i) stock
options exercised by certain executive
officers during fiscal 1994, including the value realized on the date of exercise,
(ii) the number of shares subject to
exercisable (vested) and unexercisable
(unvested) stock options as of the
Company's fiscal year-end, April 3, 1994 and (iii) the value of "in-the-money" options, which represents the positive spread between the exercise price of existing stock options and the year-end price of the Common Stock.

                                                        Number of
                                                  Securities Underlying    Value of Unexercised
                                                   Unexercised Options     In-the-Money Options
                           Shares                Held at Fiscal Year-End    at Fiscal Year-End
                          Acquired      Value          (Exercisable            (Exercisable
Name                    on Exercise  Realized (1)    /Unexercisable)       /Unexercisable) (2)
_____________________________________________________________________________
_______________________
William C. McCormick            0            0      84,762  (exercisable)$1,093,925  (exercisable)
                                                    31,749  (unexercisable) 317,244  (unexercisable)
Peter G. Waite                  0            0      54,244  (exercisable)   515,008  (exercisable)
                                                    21,468  (unexercisable) 208,497  (unexercisable)
Mark Donegan                    0            0      11,266  (exercisable)    50,890  (exercisable)
                                                    12,160  (unexercisable) 125,602  (unexercisable)
William D. Larsson          9,125     $133,526      23,339  (exercisable)    97,621  (exercisable)
                                                    12,790  (unexercisable) 126,290  (unexercisable)
Roy M. Marvin               6,625      166,685      27,670  (exercisable)   259,623  (exercisable)
                                                    11,230  (unexercisable) 110,783  (unexercisable)

__________
(1)  Aggregate market value of the shares
     covered by the options, less the
     aggregate price paid by the
     executive.

(2)  Calculated based on the March 29,
     1994 closing stock price of $33.625.
                             Page 10


Retirement Plan

  The Company maintains a Retirement Plan under which all eligible domestic employees, including officers and those directors who are full-time employees, receive benefits at retirement based on average monthly salary in the five consecutive years of highest compensation (exclusive of bonuses) and length of service with the Company. Employees do not contribute to the Retirement Plan, and the amount of the Company's annual contribution is based on an actuarial determination. The Retirement Plan provides that a participant's accrued benefit will become 100 percent vested upon the occurrence of a change in control of the Company and provides for disposition to participants of any surplus assets in the Retirement Plan upon termination of the Retirement Plan following a change in control of the Company.

  The Company maintains a Supplemental Executive Retirement Plan
(SERP) to provide supplemental retirement benefits to certain key employees selected by the Compensation Committee. The SERP provides participating employees with a supplemental retirement benefit upon normal retirement at age 65 with 25 years of service. The supplemental retirement benefit is designed to pay a basic monthly benefit equal to 55 percent of Final Average Pay (as defined in the Retirement Plan, but including one-half of any bonus and all of any deferred compensation) minus both the amount of any benefit under the Retirement Plan and the Primary Social Security Benefit (as defined in the Retirement Plan). For participants retiring with less than 25 years of service at age 65, the basic benefit under the SERP formula before offset is reduced by 1/25 for each year less than 25. There is a provision for an actuarially reduced early retirement benefit at or after age 55 with at least 10 years of service. For participants retiring with more than 25 years of service at age 65, the benefit is (a) the basic benefit before offset, plus (b) 0.5 percent of Final Average Pay times years of service over 25, minus (c) both the amount of any benefit under the Retirement Plan and the Primary Social Security Benefit. Service and pay can continue to accrue if retirement is deferred past age 65, but there is no actuarial increase for deferred start of benefits after age 65. The SERP benefit for any participant who is a five-percent shareholder of the Company over a 20-year period is half the amount otherwise provided under the SERP. The SERP provides for lump-sum payment of an accelerated vested benefit in the event of termination of employment following a change in control of the Company. Each of the executive officers of the Company has been designated as a participant in the SERP.

  The following table shows the estimated annual benefits payable under the Company's Retirement Plan and SERP to employees upon normal retirement (age 65) as of April 3, 1994. The table assumes, for purposes of calculating the SERP portion of the estimated annual benefit, that the employee receives an annual bonus equal to one-third of salary in each year used in computing the five-year average salary at retirement. Individual variations in bonus awards will result in adjustments to the SERP component of the estimated annual benefit. The amounts listed are net of an actuarially determined offset for estimated Social Security benefits.

      Highest
     Five-Year
      Average
     Salary at                 Years of Service at Retirement
     Retirement        10        15        20        25        30        35
________________________________________________________
______________________
$140,000            $23,041   $ 40,184  $ 58,151  $
76,117$ 80,201      $ 84,284
 160,000             27,351     47,884    68,417
88,951  93,617        98,284
 180,000             32,484     55,584    78,684
101,784 107,034      112,284
 240,000             47,884     78,684   109,484
140,284 147,284      154,284
 280,000             58,151     94,084   130,017
165,951 174,117      182,284
 330,000             70,984    113,334   155,684
198,034 207,659      217,284
 350,000             76,117    121,034   165,951
210,867 221,076      231,284
 380,000             83,817    132,584   181,351
230,117 241,201      252,284
 400,000             88,951    140,284   191,617
242,951 254,617      266,284

                             Page 11

  Benefits payable under the Retirement
Plan are computed on an actuarial basis.
The following table shows the number of
credited years of service and the fiscal
1994 salaries, for purposes of the benefit table above, for the five officers named in the Summary Compensation Table.

                            Credited Years       Fiscal 1994
      Name of Individual      of Service            Salary
_________________________________________________________________
  William C. McCormick             9               $328,542
  Peter G. Waite                  13                242,292
  Mark Donegan                     8                173,042
  William D. Larsson              14                155,750
  Roy M. Marvin                   32                143,666

Severance Agreements

  The Company's senior executives are parties to severance agreements with the Company. The agreements generally provide for the payment upon termination of the executive's employment by the Company without cause or by the employee for "good reason" (as defined in the severance agreement) within two years following a change in control of the Company of an amount equal to three times that employee's annual salary and bonus (on an after excise-tax basis), a lump-sum pension payment based upon three additional years of service and three years of continued coverage under life, accident and health plans. Each executive is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a "potential change in control" (as defined in the severance agreement). Messrs. McCormick, Waite, Donegan, Larsson and Marvin have each entered into a severance agreement.


                  PROPOSAL 2: ADOPTION OF 1994
                      STOCK INCENTIVE PLAN

  On February 2, 1994, the Board of Directors adopted the 1994 Stock Incentive Plan (1994 Plan), subject to shareholder approval. The material terms of the 1994 Plan are described below and are qualified in their entirety by reference to the 1994 Plan, a copy of which is attached as Appendix A. All capitalized terms have the meanings set forth in the Plan. On June 3, 1994, the closing sale price of the Common Stock reported on the New York Stock Exchange was $33.25.


Reason for Adoption

  The 1994 Plan was adopted to replace the 1984 Amended and Restated Stock Incentive Plan (the 1984 Plan), which expired by its terms in May 1994. As a result of such expiration the Company is unable to make further grants under the 1984 Plan. The Board of Directors believes the availability of stock options and incentives is an important factor in the Company's ability to attract and retain experienced key employees and to provide an incentive for them to exert their best efforts for the Company. Under the Company's compensation policies, stock options are the primary vehicle for rewarding long-term achievement of Company goals. Approximately 120 persons, including all of the Company's executive officers, were participating in the 1984 Stock Incentive Plan at the time of its expiration. The 1994 Plan will enable the Company to continue to issue stock options to key employees.

  At the time of its expiration on May 16, 1994, the 1984 Plan had 1,032,078 shares of common stock remaining available for grant under the Plan. All of these shares had been reserved for use under the 1984 Plan pursuant to approval by vote of the Company's shareholders, but because of the 1984 Plan expiration, cannot be used for future grants. The 1994 Stock Incentive Plan proposed for shareholder approval will carry over these 1,032,078 shares previously approved by shareholders under the 1984 Plan, plus any shares subject to currently outstanding options under the 1984 Plan that are forfeited or expire after May 16, 1994 for
                             Page 12
future issuance under the 1994 Plan. The 1994 Plan does not authorize issuance of additional shares beyond the number of shares previously approved for issuance under the 1984 Plan which have not been or will not be used under the 1984 Plan.


Terms of the 1994 Plan

  Types of Awards. The 1994 Plan provides for the award of incentive and non-statutory stock options, stock appreciation rights, stock bonuses, restricted stock and cash bonus rights to key employees of the Company and its subsidiaries.

  Administration. The 1994 Plan is administered by the Board of Directors, which has the authority, subject to the terms of the 1994 Plan, to determine the persons to whom awards may be granted, the amount of the awards, the character of the awards, the time or times at which all or a portion of each award may be exercised and the other terms and conditions of awards. The Board of Directors may delegate the administration of the 1994 Plan to a committee of its members or of specified officers of the Company, or both. All determinations of the Board of Directors or the committee are conclusive.

  Eligibility. Selected key employees and officers of the Company or any of its subsidiaries are eligible to participate in the 1994 Plan. Approximately 120 persons are currently eligible to participate.

  Shares Available. The 1994 Plan provides that no more than 1,032,078 shares of authorized but unissued, or reacquired, Common Stock may be issued pursuant to the 1994 Plan, plus any shares subject to unexercised options granted under the 1984 Plan that are forfeited or expire after May 16, 1994. Any shares of Common Stock subject to an option or stock appreciation right that are not issued before the expiration of the option or right will again be available for award under the 1994 Plan. Any shares of Common Stock sold or awarded as a bonus under the 1994 Plan and forfeited to the Company or repurchased by the Company pursuant to restrictions on those shares will again be available for award under the 1994 Plan.

  Incentive Stock Options. The Plan authorizes the Board of Directors to grant incentive stock options, as defined under
Section 422 of the Internal Revenue Code of 1986, as amended
(Code), on terms and conditions it deems appropriate, subject to the following: (1) the option price per share may not be less than 100 percent of the fair market value of the Common Stock on the date the option is granted, (2) the term of the option may not exceed 10 years from the date of grant, (3) the purchase price of Common Stock on exercise of an option is paid in cash or, with the consent of the Board of Directors, by surrender to the Company of shares of previously acquired Common Stock valued at fair market value on the date of the option exercises or pursuant to other forms of consideration, (4) an option expires on the earlier of (i) the expiration of the term for which it was granted, (ii) 12 months after termination of an optionee's employment due to death, or (iii) three months after termination of an optionee's employment for reasons other than death, and (5) no optionee may be granted incentive stock options for Common Stock if the aggregate fair market value (determined on the date of grant) of shares with respect to which incentive stock options are exercisable for the first time by that optionee during any calendar year under the Plan or any other incentive stock option plan of the Company or any subsidiary of the Company exceeds $100,000.

  Nonstatutory Stock Options. The Plan also authorizes the Board of Directors to grant nonstatutory stock options. The option price is determined by the Board of Directors at the time of grant and may be any amount determined by the Board. The purchase price of Common Stock on exercise of an option is paid as described in clause (3) above and the period of time referred to in clause 4(iii) above is six months. In the case of termination
                             Page 13
of employment by retirement at normal retirement age, any nonstatutory option may be exercised before the earlier of (i) the expiration of the term for which it was granted, or (ii) 12 months after termination of employment.

  Upon a merger, consolidation or plan of exchange to which the Company is a party or sale of substantially all of the Company's assets, the Board of Directors may elect that outstanding incentive and nonstatutory stock options and stock appreciation rights, as described below, will: (1) remain in effect in accordance with their terms, (2) be converted into options or stock appreciation rights with respect to stock of the surviving or acquiring corporation or (3) be exercisable at any time during the 30-day period before consummation of the transaction. Upon dissolution of the Company, the Board of Directors may elect to treat unexercised options or stock appreciation rights in accordance with clause (3) above, or to waive or modify any restriction on the options or stock appreciation rights.

  Stock Appreciation Rights. The Board of Directors may grant a stock appreciation right (SAR) with respect to a share of Common Stock or in connection with an option, or portion thereof, which can be exercised when and to the same extent as the related option. Each SAR entitles the holder, upon exercise, to receive in exchange therefor consideration in cash or shares of Common Stock equal in value to the amount by which the fair market value of one share of Common Stock exceeds the value of such share on the date of grant or, in the case of an SAR granted in connection with an option or portion thereof, to receive in exchange therefor consideration in cash or shares of Common Stock equal in value to the amount by which the fair market value of one share of Common Stock exceeds the option price per share of the related option, multiplied by the number of shares covered by the related option, or portion thereof, surrendered by the optionee.

  The existence of SARs or certain bonus rights described below would require charges to the Company's income, for financial accounting purposes, over the life of the right based upon the amount of appreciation, if any, in the market value of the Common Stock of the Company over the exercise price of shares subject to SARs or bonus rights.

  Stock Bonus. The Plan authorizes the Board of Directors to grant bonuses of Common Stock to Plan participants, subject to terms, conditions and restrictions determined by the Board of Directors. No cash payments will be required for any stock bonus, except that the Board of Directors may require a participant to pay amounts necessary to satisfy applicable tax withholding requirements.

  Restricted Stock. The Plan provides that the Company may issue restricted stock to Plan participants in such amounts, for such consideration, subject to such restrictions and on such terms and conditions as the Board of Directors may determine. Unless otherwise determined by the Board of Directors, restricted stock issued to officers may not be sold until six months after the date the stock is issued.

  Cash Bonus Rights. The Board of Directors may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) stock appreciation rights granted or previously granted, (iii) stock bonuses awarded or previously awarded and (iv) shares sold or previously sold under the Plan. Bonus rights granted in connection with options entitle the optionee to a cash bonus if and when the related option is exercised. If shares are purchased on the exercise of an option and the optionee does not exercise a related SAR, the amount of the bonus is determined by multiplying the excess of the total fair market value of the shares to be acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. If an optionee exercises a related SAR in connection with the termination of an option, the amount of the bonus is determined by multiplying the total fair market value of the shares and cash received pursuant to the exercise of the SAR by the applicable bonus percentage. The bonus percentage applicable to any bonus right is determined by the Board of Directors. Bonus rights granted in connection with stock bonuses entitle the recipient to a cash bonus, in an amount determined by the Board of Directors, at the time the stock is awarded or at such time as any restrictions to which the stock is subject lapse. Bonus rights granted in connection with restricted stock purchases entitle the recipient to a cash bonus in an amount determined by the Board of Directors, payable when the shares are purchased or when restrictions, if any, to which the stock is subject lapse. Bonus rights granted in connection with restricted
                             Page 14
stock purchases terminate in the event that the restricted stock is repurchased by the Company or forfeited by the holder pursuant to the restrictions. The grant of cash bonus rights in connection with incentive stock options may affect the eligibility of the options for treatment as "incentive stock options" under Code
Section 422(b).

  A special acceleration of all options and stock appreciation rights outstanding under the 1994 Plan will occur, and such options or stock appreciation rights will become exercisable in full, if certain events occur, including a) shareholder approval of (i) a merger in which all holders of Common Stock receive cash or which results in the holders of Common Stock holding 50 percent or less of the voting securities of the surviving entity,
(ii) sale of substantially all the assets of the Company, or
(iii) a plan of liquidation or dissolution of the Company; b) a transaction in which a person acquires 20 percent or more of the Company's outstanding shares; or c) change in the majority of members of the Board of Directors during a two-year period.

  Amendments. The Board of Directors may at any time, and from time to time, amend the Plan in such respects as it deems advisable because of changes in the law while the Plan is in effect or for any other reason.


Tax Consequences

  Incentive Stock Options. Generally, no income is recognized by the optionee on the grant or exercise of an incentive stock option. The optionee generally recognizes income on disposition of the shares acquired on exercise of the incentive stock option equal to the excess of the fair market value of the option stock on the date of disposition over the option price. The character of the income is determined by whether certain holding period requirements are met. On exercise of an incentive stock option, an amount equal to the excess of the fair market value (on the date of exercise) of the option stock over the option price is includable in income for purposes of determining the optionee's alternative minimum taxable income.

  To the extent that a change in control causes the aggregate fair market value (determined on the date of grant of the option) of shares with respect to which an optionee's incentive stock options are exercisable for the first time during a calendar year to exceed $100,000, such options will not be governed by the rules in the preceding paragraph. Instead, the tax consequences of such options will be identical to the tax consequences applicable to nonstatutory stock options, as described in the following paragraph.

  Nonstatutory Stock Options. No income is recognized by the optionee on the grant of a nonstatutory stock option. The optionee recognizes ordinary income on exercise of the nonstatutory stock option equal to the excess of the fair market value of the option stock on the date of exercise over the option price.

  Stock Appreciation Rights. A participant recognizes ordinary income on the exercise of a stock appreciation right in an amount equal to cash received and the fair market value of Common Stock received.

  Bonus Stock. A participant generally will recognize ordinary income equal to the fair market value of the bonus Common Stock.

  Restricted Stock. Generally, a participant will recognize no income on the receipt of restricted stock. Instead, a participant
                             Page 15
generally will recognize income at the time the restrictions on the stock lapse. The amount of income recognized at that time generally will equal the excess (if any) of the fair market value (at that time) of the stock over the purchase price. However, the particular tax consequences applicable with respect to restricted stock will vary depending on the nature of the restrictions and whether the participant makes an election pursuant to Code
Section 83(b).

  Cash Bonus Rights. A participant will recognize ordinary income equal to the amount of the cash bonus paid.

  The Company generally will be entitled to a deduction equal to the ordinary income recognized by the participant in the same taxable year in which the participant recognizes ordinary income with respect to nonstatutory stock options, stock appreciation rights, bonus stock, restricted stock or cash bonus rights. The Company generally will not be entitled to a deduction in respect of an incentive stock option.


Recommendation by the Board of Directors

  The Board of Directors recommends a vote FOR Proposal 2. If a majority of the shares entitled to vote is present at the meeting, the proposal will be adopted if more shares are cast for the proposal than are cast against the proposal. Abstentions and broker non-votes will be treated as shares present and not voting.


    PROPOSAL 3: APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  On May 18, 1994, the Board of Directors appointed Price
Waterhouse to act as auditors of the Company's financial statements for the fiscal year ending April 2, 1995, subject to ratification of the appointment by the shareholders.
Representatives of Price Waterhouse will be present at the annual meeting, will be given the opportunity to make a statement if they wish and will be available to respond to appropriate questions.


Recommendation by the Board of Directors

  The Board of Directors recommends a vote FOR Proposal 3. If a majority of the shares entitled to vote is present at the meeting, the proposal will be adopted if more shares are cast for the proposal than are cast against the proposal. Abstentions and broker non-votes will be treated as shares present and not voting.


        COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10 percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the Securities and Exchange Commission. To the Company's knowledge, based solely on reports and other information submitted by executive officers and directors, the Company believes that during the year ended April 3, 1994 each of its executive officers, directors and persons who own more than 10 percent of the Company's Common Stock complied with all applicable Section 16(a) filing requirements.


                          ANNUAL REPORT

  The Company's Annual Report for the fiscal year ended April 3,
1994 is transmitted herewith.
                             Page 16

                 METHOD AND COST OF SOLICITATION

  The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, employees of the Company may request the return of proxies personally or by telephone. The Company has also engaged Morrow & Co. to assist with the solicitation of proxies, for a fee of $6,000. The Company will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's Common Stock to execute proxies.


             OTHER BUSINESS/DISCRETIONARY AUTHORITY

  The Board of Directors does not intend to present any business for action at the meeting other than the election of directors and the proposals set forth herein, nor does it have knowledge of any matters that may be presented by others. If any other matter properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote in accordance with the recommendations of the Board of Directors.


                      SHAREHOLDER PROPOSALS

  A shareholder proposal to be considered for inclusion in proxy material for the Company's 1995 Annual Meeting of Shareholders must be received at the principal executive offices of the Company no later than February 20, 1995.

  Whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it in the enclosed stamped, return envelope.

                                 Roy M. Marvin
                                 Secretary

Portland, Oregon
June 20, 1994
                             Page 17

                                                       APPENDIX A

                    PRECISION CASTPARTS CORP.

                    1994 STOCK INCENTIVE PLAN

  1. Purpose. The purpose of this 1994 Stock Incentive Plan (the "Plan") of Precision Castparts Corp. (the "Company") is to encourage selected employees of the Company and its subsidiaries who are in a position to influence the financial success of the Company or of its subsidiaries to acquire a proprietary interest in the Company and to give them added incentive to advance the interests of the Company, through an opportunity to share in its profits and growth.

  2. Shares Subject to the Plan. Subject to adjustment as provided below and in paragraph 12, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall not exceed 1,032,078 shares, plus any shares that are subject to options granted under the Company's 1984 Stock Incentive Plan (the "1984 Plan") which are outstanding on May 16, 1994 and which options expire, terminate or are cancelled under such plan after May 16, 1994. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option or stock appreciation right granted under the Plan expires, terminates or is cancelled, the unissued shares subject to such option or stock appreciation right shall again be available under the Plan. If shares sold or awarded as a bonus under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

  3. Effective Date and Duration of Plan.

    (a) Effective Date. The Plan shall become effective as of May 18, 1994. No option or stock appreciation right granted under the Plan to an officer who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (an "Officer") or a director shall become exercisable, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present and any such awards under the Plan prior to such approval shall be conditioned on and subject to such approval. Subject to this limitation, options and stock appreciation rights may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

    (b) Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

  4. Administration.

    (a) Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

    (b) Committee. The Board of Directors may delegate to a committee of the Board of Directors or specified officers of the Company, or both (the "Committee") any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors, (ii) that only the Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 15 and (iii) that a Committee including officers of the Company shall not be permitted to grant options to persons who are officers of the Company. If awards are to be made under the Plan to Officers or directors, authority for selection of Officers and directors for participation and decisions concerning the timing, pricing and amount of a grant or award, if not determined under a formula meeting the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, shall be delegated to a committee consisting of two or more disinterested directors.

    (c) Indemnification of Committee. In addition to such other rights of indemnification as they may have as officers or directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

  5. Types of Awards; Eligibility. The Board of Directors may, from time to time, take the following action, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraphs 6(a) and 6(b);
(ii) grant options other than Incentive Stock Options ("Non-Statutory Stock Options") as provided in paragraphs 6(a) and 6(c); (iii) award stock bonuses as provided in paragraph 7; (iv) sell shares subject to restrictions as provided in paragraph 8;
(v) grant stock appreciation rights as provided in paragraph 9;
(vi) grant cash bonus rights as provided in paragraph 10; and
(vii) grant foreign qualified awards as provided in paragraph 11. Any such awards may be made to salaried key employees of the Company or any subsidiary of the Company, including employees who are officers or directors, who have substantial responsibility in the direction and management of the Company or any of its subsidiaries or divisions. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award. No individual may be granted options or stock appreciation rights under the Plan for more than 100,000 shares of Common Stock in any calendar year.

  6. Option Grants.

    (a) General Rules Relating to Options.

       (i) Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the
                         Appendix Page 2
     grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

       (ii) Exercise of Options. Except as provided in paragraph 6(a)(iv) or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by the Company or any subsidiary of the Company and shall have been so employed continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Board of Directors shall not, however, be deemed an interruption of employment for this purpose. Unless otherwise determined by the Board of Directors, vesting of options shall not continue during an absence on leave (including an extended illness) or on account of disability. Except as provided in paragraphs 6(a)(iv), 12 and 14, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if the optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option. Unless otherwise determined by the Board of Directors, if an Officer exercises an option within six months of the grant of the option, the shares acquired upon exercise of the option may not be sold until six months after the date of grant of the option.

       (iii) Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors with respect to an option granted to a person who is neither an Officer nor a director of the Company, each other option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and each option by its terms shall be exercisable during the optionee's lifetime only by the optionee.

       (iv) Termination of Employment.

          (A) General Rule. Unless otherwise determined by the Board of Directors, in the event the employment of the optionee with the Company or a subsidiary terminates for any reason other than because of physical disability, death or, in the case of Nonstatutory Stock Options, retirement, as provided in subparagraphs 6(a)(iv)(B),
        (C) and (D), the option may be exercised at any time prior to the expiration date of the option or the expiration of three months (six months in the case of Nonstatutory Stock Options) after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

          (B) Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, in the event of the termination of employment because of total disability, the option may be exercised at any time prior to the expiration date of the option or the expiration of three months after the date of such termination (six months in the case of Nonstatutory Stock Options), whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination. The term "total disability" means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the
                         Appendix Page 3
        optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an employee of the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Company.

          (C) Termination Because of Death. Unless otherwise determined by the Board of Directors, in the event of the death of an optionee while employed by the Company or a subsidiary, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom such optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

          (D) Termination Upon Retirement at Normal Retirement Age or at Bona Fide Early Retirement. In the event the employment of an optionee by the Company or by any subsidiary of the Company is terminated by retirement at normal retirement age as defined under the provisions of the Company's Retirement Plan or under conditions of bona fide early retirement, any Non-Statutory Stock Option may be exercised at any time prior to its expiration date or the expiration of 12 months after the date of such termination of employment, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option on the date of such termination.

          (E) Amendment of Exercise Period Applicable to Termination. The Board of Directors, at the time of grant or at any time thereafter, may extend the 3-month,
         6-month and 12-month exercise periods any length of time not longer than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

          (F) Failure to Exercise Option. To the extent that the option of any deceased optionee or of any optionee whose employment terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such option shall cease and terminate.

       (v) Purchase of Shares. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the date the option being exercised was granted, the number of shares as to which the optionee desires to exercise the option, and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee's present intention to acquire the shares for investment and not with a view to distribution. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company the full purchase price of such shares in cash (including, with the consent of the Board of Directors, cash that may be the proceeds of a loan from the Company) or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock, promissory notes and other forms of consideration. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock as reported in The Wall Street Journal on the trading day preceding the date the option is exercised, or such other reported value of the Common Stock as shall be specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option
                         Appendix Page 4

     (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option. Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law. With the consent of the Board of Directors an optionee may satisfy this obligation, in whole or in part, by having the Company withhold from the shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering to the Company Common Stock to satisfy the withholding amount. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option, less the number of shares surrendered in payment of the option exercise or surrendered or withheld to satisfy withholding obligations.

    (b) Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

       (i) Limitation on Amount of Grants. No employee may be granted Incentive Stock Options under the Plan if the aggregate fair market value, on the date of grant, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year under the Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or any parent or subsidiary of the Company exceeds $100,000.

       (ii) Limitations on Grants to 10 Percent Shareholders.
     An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value of the Common Stock subject to the option on the date it is granted, as described in paragraph 6(b)(iv), and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

       (iii) Duration of Options. Subject to paragraphs 6(a)(ii) and 6(b)(ii), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

       (iv) Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in paragraph 6(b)(ii), the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock as reported in The Wall Street Journal on the day preceding the date the option is granted, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other value of the Common Stock as shall be specified by the Board of Directors.

       (v) Limitation on Time of Grant. No Incentive Stock
     Option shall be granted on or after the tenth anniversary of the effective date of the Plan.

       (vi) Conversion of Incentive Stock Options. The Board of
     Directors may at any time without the consent of the optionee convert an Incentive Stock Option to a Non-
     Statutory Stock Option.

    (c) Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions:
                         Appendix Page 5

       (i) Option Price. The option price for Non-Statutory
     Stock Options shall be determined by the Board of Directors at the time of grant and may be any amount determined by the Board of Directors.

       (ii) Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

  7. Stock Bonuses. The Board of Directors may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions, and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Board of Directors. If shares are subject to forfeiture, all dividends or other distributions paid by the Company with respect to the shares shall be retained by the Company until the shares are no longer subject to forfeiture, at which time all accumulated amounts shall be paid to the recipient. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. Unless otherwise determined by the Board of Directors, shares awarded as a stock bonus to an Officer may not be sold until six months after the date of the award. The Company may require any recipient of a stock bonus to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a recipient may deliver Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares surrendered or withheld to satisfy withholding obligations.

  8. Restricted Stock. The Board of Directors may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Board of Directors. If shares are subject to forfeiture or repurchase by the Company, all dividends or other distributions paid by the Company with respect to the shares shall be retained by the Company until the shares are no longer subject to forfeiture or repurchase, at which time all accumulated amounts shall be paid to the recipient. All Common Stock issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the shares prior to the delivery of certificates representing such shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. Unless otherwise determined by the Board of Directors, shares issued under this paragraph 8 to an Officer may not be sold until six months after the shares are issued. The Company may require any purchaser of restricted stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a purchaser may deliver Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of restricted stock,
                         Appendix Page 6
the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares surrendered in payment of the restricted stock or surrendered or withheld to satisfy withholding obligations.

  9. Stock Appreciation Rights.

    (a) Grant . Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes.

    (b) Exercise.

       (i) Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the excess of the fair market value of one share of Common Stock of the Company over the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. No stock appreciation right shall be exercisable at a time that the amount determined under this subparagraph is negative. Payment by the Company upon exercise of a stock appreciation right may be made in Common Stock valued at fair market value, in cash, or partly in Common Stock and partly in cash, all as determined by the Board of Directors.

       (ii) A stock appreciation right shall be exercisable only at the time or times established by the Board of Directors. If a stock appreciation right is granted in connection with an option, the following rules shall apply: (1) the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised; (2) upon exercise of the stock appreciation right, the option or portion thereof to which the stock appreciation right relates terminates; and (3) upon exercise of the option, the related stock appreciation right or portion thereof terminates. Unless otherwise determined by the Board of Directors, no stock appreciation right granted to an Officer or director may be exercised during the first six months following the date it is granted.

       (iii) The Board of Directors may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter.

       (iv) For purposes of this paragraph 9, the fair market value of the Common Stock shall be the closing price of the Common Stock as reported in The Wall Street Journal, or such other reported value of the Common Stock as shall be specified by the Board of Directors, on the trading day preceding the date the stock appreciation right is exercised.

       (v) No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share.

       (vi) Each stock appreciation right granted in connection with an Incentive Stock Option, and unless otherwise determined by the Board of Directors with respect to a stock appreciation right granted to a person who is neither an Officer nor a director of the Company, each other stock appreciation right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder's lifetime only by the holder.
                         Appendix Page 7

       (vii) Each participant who has exercised a stock appreciation right shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant including salary, subject to applicable law. With the consent of the Board of Directors a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount.

       (viii) Upon the exercise of a stock appreciation right for shares, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares surrendered or withheld to satisfy withholding obligations. Cash payments of stock appreciation rights shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

  10. Cash Bonus Rights.

    (a) Grant . The Board of Directors may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) stock appreciation rights granted or previously granted, (iii) stock bonuses awarded or previously awarded and (iv) shares sold or previously sold under the Plan. Cash bonus rights will be subject to rules, terms and conditions as the Board of Directors may prescribe. Unless otherwise determined by the Board of Directors with respect to a cash bonus right granted to a person who is neither an Officer nor a director of the Company, each cash bonus right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death. The payment of a cash bonus shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

    (b) Cash Bonus Rights in Connection With Options. A cash bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or terminates in connection with the exercise of a stock appreciation right related to the option) in whole or in part. If an optionee purchases shares upon exercise of an option and does not exercise a related stock appreciation right, the amount of the bonus shall be determined by multiplying the excess of the total fair market value of the shares to be acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. If the optionee exercises a related stock appreciation right in connection with the termination of an option, the amount of the bonus shall be determined by multiplying the total fair market value of the shares and cash received pursuant to the exercise of the stock appreciation right by the applicable bonus percentage. The bonus percentage applicable to a bonus right shall be determined from time to time by the Board of Directors.

    (c) Cash Bonus Rights in Connection With Stock Bonus. A cash bonus right granted in connection with a stock bonus will entitle the recipient to a cash bonus payable when the stock bonus is awarded or restrictions, if any, to which the stock is subject lapse. If bonus stock awarded is subject to restrictions and is repurchased by the Company or forfeited by the holder, the cash bonus right granted in connection with the stock bonus shall terminate and may not be exercised. The amount and timing of payment of a cash bonus shall be determined by the Board of Directors.

    (d) Cash Bonus Rights in Connection With Stock Purchases. A cash bonus right granted in connection with the purchase of stock pursuant to paragraph 8 will entitle the recipient to a cash bonus when the shares are purchased or restrictions, if any, to which the stock is subject lapse. Any cash bonus right granted in connection with shares purchased pursuant to
                         Appendix Page 8
  paragraph 8 shall terminate and may not be exercised in the event the shares are repurchased by the Company or forfeited by the holder pursuant to applicable restrictions. The amount of any cash bonus to be awarded and timing of payment of a cash bonus shall be determined by the Board of Directors.

    (e) Taxes. The Company shall withhold from any cash bonus paid pursuant to paragraph 10 the amount necessary to satisfy any applicable federal, state and local withholding requirements.

  11. Foreign Qualified Grants. Awards under the Plan may be granted to such officers and employees of the Company and its subsidiaries residing in foreign jurisdictions as the Board of Directors may determine from time to time. The Board of Directors may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the Plan.

  12. Changes in Capital Structure.

    (a) Stock Splits; Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options and stock appreciation rights, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

    (b) Mergers, Reorganizations, Etc. In the event of a merger, consolidation or plan of exchange to which the Company is a party or a sale of all or substantially all of the Company's assets (each, a "Transaction"), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options and stock appreciation rights under the Plan:

       (i) Outstanding options and stock appreciation rights shall remain in effect in accordance with their terms.

       (ii) Outstanding options and stock appreciation rights shall be converted into options to purchase stock in the corporation and stock appreciation rights with respect to stock in the corporation that is the surviving or acquiring corporation in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options and stock appreciation rights shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be issued to holders of shares of the Company. Unless otherwise determined by the Board of Directors, the converted options and stock appreciation rights shall be vested only to the extent that the vesting requirements relating to options and stock appreciation rights granted hereunder have been satisfied.

       (iii) Holders of outstanding options and stock appreciation rights shall be provided a 30-day period prior to the consummation of the Transaction during which outstanding options and stock appreciation rights shall be exercisable to the extent vested without any limit on exercisability and upon the expiration of such 30-day period, all unexercised options and stock appreciation rights shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options or stock appreciation rights so that they are exercisable in full during such 30-day period.
                         Appendix Page 9

    (c) Dissolution of the Company. In the event of the dissolution or liquidation of the Company, the Board of Directors may in its sole discretion (i) provide a 30-day period prior to such event during which optionees shall have the right to exercise options and stock appreciation rights in whole or in part without any limitation on exercisability and upon the expiration of which 30-day period all unexercised options and stock appreciation rights shall immediately terminate, or (ii) waive or modify any restriction on the options or stock appreciation rights.

  13. Corporate Mergers, Acquisitions, etc. The Board of Directors may also grant options, stock appreciation rights, stock bonuses and cash bonuses and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, cash bonuses and restricted stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party.

  14. Acceleration in Certain Events.

    Notwithstanding any other provisions of the Plan, a special acceleration ("Special Acceleration") of all options and stock appreciation rights outstanding under the Plan shall occur and such options and stock appreciation rights shall immediately become exercisable in full at any time when any one of the following events has taken place:

    (a) The shareholders of the Company approve one of the following ("Approved Transactions"):

       (i) Any consolidation, merger or plan of exchange involving the Company ("Merger") pursuant to which Common
     Stock would be converted into cash; or

       (ii) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

       (iii) The adoption of any plan or proposal for the liquidation or dissolution of the Company; or

       (iv) Any merger, consolidation or plan of exchange which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or less of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or exchange; or

       (v) Any merger, consolidation or plan of exchange effected to implement a recapitalization of the Company (or similar transaction) in which a person acquires more than 20% of the combined voting power of the Company's then outstanding securities; or

    (b) A tender or exchange offer, other than one made by the Company, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of more than 20 percent of the outstanding Common Stock (an "Offer"); or

    (c) Any Person is or becomes the beneficial owner of more than 20 percent of the Company's outstanding Common Stock; or

    (d) During any period of two consecutive years, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
                        Appendix Page 10

    All options and stock appreciation rights that are accelerated pursuant to this paragraph 14 shall terminate upon the dissolution of the Company or upon the consummation of any Merger pursuant to which Common Stock would be converted to cash. The terms used in this paragraph 14 and not defined elsewhere in the Plan shall have the same meanings as such terms have in the Exchange Act and the rules and regulations adopted thereunder.

  15. Amendment of Plan. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6(a)(iv), 9, 12 and 14, however, no change in an award already granted shall be made without the written consent of the holder of such award.

  16. Approvals. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

  17. Employment Rights. Nothing in the Plan or any award pursuant to the Plan shall confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits.

  18. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date of issue to the recipient of a stock certificate for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.
                        Appendix Page 11

                              PROXY

  The undersigned, revoking all prior proxies, hereby appoints W.
C. McCormick and R. M. Marvin, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Precision Castparts Corp. (the ''Company'') to be held on Wednesday, August 3, 1994, or at any adjournment thereof, all shares of the undersigned in the Company. The proxies are instructed to vote as follows:

  1.  ELECTION OF DIRECTORS

    / / FOR all nominees listed below (except as marked to contrary below).

    / / WITHHOLD AUTHORITY to vote for all nominees listed below.

    Nominees: Edward H. Cooley, William C. McCormick,
     Dwight A. Sangrey (3-year terms), Steven G. Rothmeier (1-year term)

    (To withhold your vote for any individual nominee, strike a line through the nominee's name in the list above.)

  2.  PROPOSAL TO APPROVE 1994 STOCK INCENTIVE PLAN
FOR / /             AGAINST / /             ABSTAIN / /

  3.  PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS
FOR / /             AGAINST / /             ABSTAIN / /

  The shares represented by this proxy will be voted in accordance with the instructions given.


(Continued and to be signed on other side)


This proxy is solicited on behalf of the Company's Board of Directors. The Board of Directors recommends a vote FOR each of the nominees and FOR each of the above Proposals.

Unless contrary instructions are given, the shares will be voted for the Nominees, for the Proposals and on any other business that may properly come before the meeting in accordance with the recommendations of management.

/ / Please check here if you plan to attend the meeting in person.

Please sign exactly as your name appears on this card. Persons signing as executor, administrator, trustee, custodian or in any other official or representative capacity should sign their full title.

Receipt is acknowledged of the notice and proxy statement relating to this meeting.
Signature(s)



PLEASE MARK, DATE, SIGN AND RETURN THE PROXY PROMPTLY.

Date                              , 1994